Exhibit 99.3
From: Al Angrisani, Bob Bies, Jonathan Flatow, Keith Price, and Hugh Davis
To: All ISS Employees
Re: Acquisition Update
We want to thank all of you for your continuing focus on serving our customers and maintaining our high levels of service. At this time, we would like to give you an update regarding the acquisition.
Acquisition Timing
As you heard in our prior announcements, we’re in the first phase of the acquisition — the deal has been signed and announced, but it hasn’t yet closed. We expect it will close in the 4th quarter, after it has cleared the necessary regulatory approvals. During this period between sign and close very little will change about your day-to-day operations. Greenfield Online-Ciao Surveys must continue to operate as it has in the past. The work we can start now is planning for how we will operate as a privately held business with ZM Capital. We will continue to update you as information comes available.
Answering Your Questions
We know that you will have many questions as this transaction goes forward and we’ll do our best to address them through a set of Frequently Asked Questions. An updated set of FAQs is attached here and we expect to email a revised version about every two weeks.
Please remember that this part of the transaction is known as the “quiet period” — since the deal has not yet closed, Greenfield Online-Ciao Surveys will continue to operate much as it has for the past few years. That means that there will be a number of questions we simply can’t answer at this time. That said, we remain committed to giving you as much information as possible as we move forward. If you have questions you’d like to see answered, please let your manager know or email Cindi Brockhoff or Ann Curry in North America or Richard Thornton in Europe.
ZM Capital Guests
Although we can’t officially operate as a privately held company within the ZM Capital portfolio until the transaction closes, we can start planning for a post-acquisition world before the transaction closes. To work on these plans, you may see ZM Capital principals: Jordan Turkewitz, Andrew Vogel or Seymour Sammel, visiting our sites. We encourage you to welcome our ZM Capital guests — they’re here to meet all of you, and learn a little more about our culture and how we work. So far, they have traveled to Wilton, East Andover, Toronto, the UK, Munich and Timisoara; and they’re not finished yet. They do plan to see every office at some point soon, so be patient and roll out the welcome mat.

Going Forward
We understand that detailed information about the acquisition can’t come soon enough, and we’ll be giving you updates every couple of weeks. This way you’ll know what progress has been made. Remember, if you have questions, please talk to your manager or email Ann Curry or Cindi Brockhoff in North America or Richard Thornton in Europe.
Best,
Al, Bob, Jonathan, Keith, and Hugh
Additional information and where to find it
Advisory and Important Additional Information
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Greenfield Online or Microsoft. Crisp Acquisition Corporation, a subsidiary of Microsoft has commenced the tender offer by filing a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and Greenfield Online has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER IS BEING MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.
The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement is being made available to all stockholders of Greenfield Online, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Microsoft and the Company with the SEC) and the Solicitation/Recommendation Statement are also available for free at the SEC’s website at www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this letter because they contain important information. The tender offer materials may also be obtained for free by contacting the information agent for the tender offer.
Advisors disclaimer

Deutsche Bank Securities Inc., acted as financial advisor to Greenfield Online in connection with the transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Greenfield Online. Perkins Coie LLP acted as legal advisor to Microsoft. The transaction will be financed by cash on hand at Microsoft.
Cautionary Note Regarding Forward Looking Statements
Certain statements contained in this presentation about our expectation of future events or results constitute forward-looking statements. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from our anticipated results and financial condition indicated in these forward-looking statements. In addition, certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the outcome of any legal proceedings that may be instituted against us or others following the announcement of the merger agreement, (3) the inability to complete the merger due to the failure to satisfy other conditions required to complete the merger, (4) risks that the proposed transaction disrupts current plans and operations, and (5) the costs, fees and expenses related to the merger. Additional information regarding risk factors and uncertainties affecting the Company is detailed from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, available for viewing on the Company’s website at www.greenfield.com. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.